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                                                                      EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                                                            SIX MONTHS
                                                                            ENDED JUNE
                                                                                30,
                                                                           -------------
                                                                           1997     1996
                                                                           ----     ----
    Earnings:
    Net Income...........................................................  $279     $116
    Add:
      Adjustment for distributions (less than) in excess of undistributed
         equity earnings and losses (a)..................................    (3)       4
      Income taxes.......................................................   213      100
      Minority equity in net income......................................    15       16
      Amortization of interest capitalized...............................     3        2
                                                                           ----     ----
                                                                            507      238
                                                                           ----     ----
    Fixed Charges:
      Interest and other financial charges...............................   120      146
      Interest factor attributable to rentals (b)........................    13       13
                                                                           ----     ----
                                                                            133      159
                                                                           ----     ----
    Earnings, as adjusted................................................  $640     $397
                                                                           ====     ====
    Fixed Charges:
      Fixed charges above................................................  $133     $159
      Interest capitalized...............................................    11        8
                                                                           ----     ----
      Total fixed charges................................................  $144     $167
                                                                           ====     ====
    Ratio:
      Earnings, as adjusted, to total fixed charges......................  4.44     2.38
                                                                           ====     ====

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Notes:

a) The adjustment for distributions in excess of (less than) undistributed equity earnings and losses represents the adjustments to income for distributions in excess of (less than) undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals consists of one third of rental charges, deemed by ITT to be representative of the interest factor inherent in rents.